EXHIBIT 5.1

TEL: (770) 952-1904	JOHN W. RINGO	ATLANTA
FAX: (770) 952-0894	ATTORNEY AT LAW	LEXINGTON
241 LAMPLIGHTER LANE
MARIETTA, GEORGIA 30067

September 24, 2008

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission
100 F Street, N.E.
Washington, CC 20549

Re: Cyberlux Corporation

Ladies and Gentlemen:

I refer to the registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed by Cyberlux Corporation, a Nevada corporation (the "Company"), with the Securities and Exchange Commission on September 24, 2008.

I have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on my examination mentioned above, I am of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ John W. Ringo
John W. Ringo